Exhibit 5.1

KPMG LLP Chartered Professional Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal, Québec H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Neptune Technologies & Bioressources Inc.

We consent to the use of our reports each dated May 9, 2012, with respect to the consolidated financial statements of Neptune Technologies & Bioressources Inc. (the “Company”), which comprise the consolidated statements of financial position as at February 29, 2012, February 28, 2011 and March 1, 2010, the consolidated statements of earnings and comprehensive loss, changes in equity and cash flows for the years ended February 29, 2012 and February 28, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information, and the effectiveness of internal control over financial reporting as of February 29, 2012, incorporated by reference in the registration statement on Amendment No. 1 to Form F-10 of the Company, and to the reference to our firm under the heading “Auditors” in the prospectus, which is part of this registration statement.

/s/ KPMG LLP

September 20, 2012

Montréal, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.